Exhibit 10.46

Compensation Program for Denise Carter

At the 2024 annual meeting of shareholders, the Company’s shareholders approved a compensation program for the Company’s Chief Operating Officer and a Member of the Board, Denise Carter. The program sets forth the following compensation limitations applicable to Ms. Carter which the Compensation Committee and the Board can utilize in setting Ms. Carter’s compensation, beginning with the compensation to be paid in fiscal 2024, without the need to obtain further shareholder approval:

(i)an annual increase of base salary of up to 15% of Ms. Carter’s then effective base salary;

(ii)an annual cash bonus of up to 50% of Ms. Carter’s annual base salary during the fiscal year for which the annual cash bonus is paid (for example, Ms. Carter’s bonus to be paid in fiscal 2025 for fiscal 2024 services would be based upon a percentage, up to 50%, of Ms. Carter’s annual base salary in fiscal 2024); and

(iii)an annual equity grant in any form permitted under the Company’s equity incentive plan in effect from time to time with an annual value (determined in accordance with the Black-Scholes formula or another widely accepted and suitable formula for calculating the value of equity awards) of up to 500% of the maximum total fixed component (base salary and benefits) to which Ms. Carter is entitled in the grant year.

(together the “COO Compensation Program”).